                                                                      Exhibit 5




[National Security Life and Annuity Company Logo]         [Logo will print here]






We will pay the proceeds to the beneficiary after we receive due proof that the insured died while this contract was inforce. If the insured is living on the maturity date, we will then pay to the owner the accumulation value less any loans in effect.

Our home office is at 100 Court Street, Binghamton, New York, 13902.

Our administrative office is at One Financial Way, Cincinnati, Ohio 45242.


                                   SIGNATURES
                                [Will print here]


10 DAY RIGHT TO EXAMINE THE POLICY: YOU HAVE A RIGHT TO CANCEL THIS CONTRACT WITHIN 10 DAYS AFTER YOU RECEIVE IT. YOU MAY RETURN IT TO US OR TO OUR AGENT FOR ANY REASON WITHIN THOSE 10 DAYS. THE CONTRACT WILL THEN BE TREATED AS THOUGH IT WERE NEVER ISSUED. WE WILL THEN REFUND THE PREMIUMS THAT WERE PAID TO US.






     AMOUNT OR DURATION OF THE DEATH BENEFITS AND ACCUMULATION VALUES MAY BE
          VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS AND MAY INCREASE
             OR DECREASE ACCORDING TO THE INVESTMENT EXPERIENCE OF
                          [VARIABLE ACCOUNT NAME TBD].
  FOR DETAILS SEE BENEFIT PROVISIONS, PAGES 12-13 AND NONFORFEITURE PROVISIONS,
                                  PAGES 13-17.




                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                                Nonparticipating
              Adjustable Death Benefit Payable Before Maturity Date
      Accumulation Value Payable on Maturity Date if Insured is Then Living
           Flexible Premiums Until Maturity Date or Until Prior Death
                              Stated Amount: Page 3
                              Maturity Date: Page 3



INSURED              John Doe                       POLICY NUMBER     00000000

AGE                 35                              FACE AMOUNT       $100,000

CONTRACT DATE       01/01/1997                      ISSUE DATE        01/01/1997

FORM NS-01-VL-07.1                                                        PAGE 1

                                 POLICY CONTENTS


                                                PAGE




POLICY SPECIFICATIONS                               3
OPTION TABLES                                       5
TABLE OF GUARANTEED MAXIMUM COST OF
   INSURANCE RATES                                  6
DESCRIPTION OF EXPENSE CHARGES AND
   SURRENDER CHARGES                               6A
     Table of Guaranteed Supplemental Benefits
       Rates                                       6B
GENERAL TERMS AND DEFINITIONS                       7
     Age                                            7
     Contract Months and Years                      7
     Fund                                           7
     Issue Date                                     7
     Maturity Date                                  7
     Minimum Premium                                7
     Notice                                         7
     Option                                         7
     Payee                                          7
     Proceeds                                       7
     Process Days                                   7
     Proof of Death                                 8
     Pronouns                                       8
     Proof You Can Be Insured                       8
     Subaccount                                     8
     [Account Name to be Determined]                8
     Valuation Period                               8
GENERAL PROVISIONS                                  8
     Ownership                                      8
     Assignment                                     9
     Beneficiary                                    9
     Contract                                       9
     General Account and [TBD]                      9
     Investments of [TBD]                           9
     Voting Rights                                 10
     Reports                                       10
     Nonparticipating                              10
     Exchange Right                                10
PREMIUMS                                           10
     Payment                                       10
     Net Premium                                   10
     Allocation of Net Premiums                    11
     Planned Premium                               11
     Extra Premium                                 11
     Minimum Premium Requirement                   11
     Policy Changes Affecting the Minimum
       Premium Requirement                         11
     Death Benefit Guarantee                       11
     Grace Period                                  12
     Reinstatement                                 12
BENEFITS                                           12
     Death Proceeds Choices                        12
     Changes in Coverage                           13
     Change of Proceeds Plans                      14
     Extended Endowment                            14

NONFORFEITURE                                      14
     Accumulation Value                            14
     Fixed Accumulation Value                      14
     Interest for the Fixed Accumulation Value     14
     Interest on Loan Collateral                   14
     Determination of Values for the General
       Account                                     14
     Variable Accumulation Value                   15
     Variable Accumulation Units                   15
     Unit Value                                    15
     Net Investment Factor                         15
     Investment Credit                             15
     Splitting Units                               16
     Transfers Among Subaccounts and General
       Account                                     16
     Taxes                                         16
     Monthly Charges                               16
     Cost of Insurance                             16
     Cost of Insurance Rate                        16
     Net Amount at Risk                            17
     Surrender and Cash Surrender Value            17
     Surrender Charge                              17
     Surrender Charge On Decreases                 17
     Partial Surrender                             17
     Deferral of Payment on Surrender, Partial
       Surrenders and Loans                        18
     Paid-up Term Insurance                        18
     Paid-up Life Insurance                        18
LOANS                                              18
     Availability                                  18
     Loan Value                                    18
     Gross Loan Value                              18
     Preferred Loans                               19
     Loan Collateral                               19
     Interest                                      19
     Repayment                                     19
CLAIMS                                             19
     Payment of Proceeds                           19
     Misstatement of Age or Sex                    19
     Proceeds Protection                           20
     Incontestability                              20
     Suicide                                       20
PROCEEDS PAYMENT OPTIONS                           20
     Choice of Options                             20
     Minimum Amounts                               21
     Description of Options                        21
     Proceeds at Interest                          21
     Payments for a Certain Period                 21
     Life Income                                   22
     Payments of a Certain Amount                  22
     Joint and Survivor Life Income                22
     Alternate Life Income                         22
     Death of Payee                                23




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FORM NS-01-VL-07.1      NATIONAL SECURITY LIFE AND ANNUITY COMPANY        PAGE 2

POLICY SPECIFICATIONS



























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FORM NS-01-VL-07.1      NATIONAL SECURITY LIFE AND ANNUITY COMPANY        PAGE 3

     This Page Left Blank

























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FORM NS-01-VL-07.1      NATIONAL SECURITY LIFE AND ANNUITY COMPANY        PAGE 4

OPTION TABLES

     2 Options

     See NS-01-LVP-1 (Sex distinct) or NS-01-LVP-2 (Unisex)

     Choice of form based on sex-distinct or unisex contract.



































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FORM NS-01-VL-07.1      NATIONAL SECURITY LIFE AND ANNUITY COMPANY        PAGE 5

TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES






































--------------------------------------------------------------------------------
FORM NS-01-VL-07.1      NATIONAL SECURITY LIFE AND ANNUITY COMPANY        PAGE 6

DESCRIPTION OF EXPENSE CHARGES AND SURRENDER CHARGES
































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FORM NS-01-VL-07.1      NATIONAL SECURITY LIFE AND ANNUITY COMPANY       PAGE 6A

TABLE OF GUARANTEED SUPPLEMENTAL BENEFITS RATES





















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FORM NS-01-VL-07.1      NATIONAL SECURITY LIFE AND ANNUITY COMPANY       PAGE 6B

                          GENERAL TERMS AND DEFINITIONS

AGE
     Age, as used herein, is age as of nearest birthday.


CONTRACT MONTHS AND YEARS

     This contract takes effect on the contract date shown on page 3. Contract months and years are marked from the contract date. The first day of the contract year is the contract date and its anniversaries.


FUND

     (a) [Name of Fund] or (b) another open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act"). Shares of these investment companies are referred to as "Fund Shares."


ISSUE DATE

     The issue date is shown on page 3.


MATURITY DATE
     Unless we otherwise specify, the maturity date is the end of the contract year nearest your 100th birthday. We will pay you the accumulation value on the maturity date less any loans in effect.


MINIMUM PREMIUM

     The minimum premium is shown on page 3. The minimum premium requirement must be met to keep the death benefit guarantee in effect.


NOTICE

     A notice required by you under this contract must be in written form acceptable to us. A notice of any action that requires us to determine your accumulation value takes effect when we receive it. Otherwise, a notice takes effect when signed; but it is subject to any payment made or action taken by us before we receive it.


OPTION

     Payment of the proceeds other than in one sum.


PAYEE

     The person to whom payments are made under an option. If the option is a life annuity, the payee is the person on whose life the option is based.


PROCEEDS

     The amount payable on the first of: (1) surrender of the contract; (2) death of the insured; or (3) the maturity date.


PROCESS DAYS

     The first day of each contract month. Monthly charges and credits are made as of each process day.












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FORM NS-01-VL-07.1      NATIONAL SECURITY LIFE AND ANNUITY COMPANY        PAGE 7

PROOF OF DEATH Proof of Death is either:

     (1)  an original or a copy of a certified death certificate;

     (2) an original or a copy of a certified decree of a court of competent jurisdiction as to the finding of death with reasonable verification that such certified decree has become final; or

     (3)  other written proof satisfactory to us.


PRONOUNS

     "Our", "us" or "we" means National Security Life and Annuity Company. "You", "your" or "yours" means the insured. If the insured is not the owner, "you", "your" or "yours" means the owner when referring to contract rights, payments and notices.


PROOF YOU CAN BE INSURED

     When this contract requires you to send us proof that you can be insured, the proof must be acceptable to us. We will supply forms or instructions for you to provide us that proof. No new stated amount or reinstatement for which you apply will take effect until we approve your application. We must find that you are in an acceptable risk class. Unless we adopt other rules, your risk class must be at least as good as it was when we last approved you for insurance.


SUBACCOUNT

     Any subaccounts that may be established within [TBD] and that correspond to a portfolio of a Fund.


[ACCOUNT NAME TO BE DETERMINED]

     [Account Name to be determined.] This is an account that consists of assets we have set aside so that their investment results are kept separate from those of our general assets. The assets of [TBD] will be available to cover the liabilities of the general account only to the extent that the assets of [TBD] exceed the liabilities of [TBD] arising under the variable life policies in [TBD].


VALUATION PERIOD

     That period of time from one determination of accumulation unit values to their next determination. Such values will be determined each day that the New York Stock Exchange is open for business and any other day on which there is sufficient trading to materially affect the value of [TBD]'s assets.


                               GENERAL PROVISIONS

OWNERSHIP

     The owner has all contract rights while the insured is living. After the insured's death, the owner only has those rights set forth in the BENEFICIARY provision and PROCEEDS PAYMENT OPTIONS section. The owner may act without the consent of a revocable beneficiary. The owner may name a new owner by notice to us. Such change becomes effective on the date the notice is signed, subject to it being received by us. For purposes of this contract if a joint owner is named, the joint owner will possess an individual interest in the policy. The exercise of an ownership right in the policy (including the right to surrender the policy, make a partial surrender, change the owner, beneficiary or contingent beneficiary, assign the contract, change the death benefit type or amount or cancel any rider) shall require a written request signed by both joint owners. Upon the death of a joint owner, the remaining joint owner will become the sole owner of the policy.








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FORM NS-01-VL-07.1      NATIONAL SECURITY LIFE AND ANNUITY COMPANY        PAGE 8

ASSIGNMENT

     You may assign your rights under this contract as security for a loan or debt. We are not bound by an assignment unless we receive notice of it. The person to whom you assign your rights has a first claim on proceeds in place of you and your beneficiaries.


BENEFICIARY

     You may name beneficiaries in the application or by notice to us or you may later name or change beneficiaries by notice to us. If the owner is not the insured, the owner may name or change beneficiaries by notice to us at any time up to 60 days after your death. Such change becomes effective on the date the notice is signed, subject to being received by us.

     Unless you have provided otherwise, if there are two or more beneficiaries of the same class, they will receive equal shares. Contingent beneficiaries will only receive proceeds if no prior beneficiary survives you. The rights of a beneficiary or contingent beneficiary who dies before you will pass to living beneficiaries or contingent beneficiaries of the same class unless you have provided otherwise. If no beneficiary or contingent beneficiary survives you, death proceeds will be paid to the owner.


CONTRACT

     Your application and payment of premiums are your consideration for this contract. The entire contract is your application, this policy including any endorsements and any riders attached. A copy of your application is attached. Read it with care. You represent that the statements made in your application are true as far as you know and believe. We cannot base denial of a claim on any statement you make unless it is contained in an attached application.

     As stated in the application, the contract cannot be changed nor our rights waived except in writing signed by one of our officers. No agent is authorized to make or change a contract on our behalf nor waive any of our rights or requirements.


GENERAL ACCOUNT AND [TBD]

     The general account consists of all our assets other than those we allocate to a separate account.

     The separate account to which the variable part of contract values under this contract relate is [TBD] which we have established under New York law to provide variable benefits. We shall have sole and complete ownership and control of all assets in [TBD].


INVESTMENTS OF [TBD]

     All amounts credited to [TBD] will be used to purchase Fund shares at net asset value. Any and all distributions made by the Fund in respect of Fund shares held by [TBD] will be reinvested in Fund shares in the same subaccount at net asset value. Deductions and redemptions from [TBD] may be made by redeeming a number of Fund shares, at net asset value, equal in total value to the amount to be deducted or redeemed. If deemed by us to be in the best interest of all contract owners, [TBD] may be operated as a management company under the Act or it may be deregistered under the Act if registration is no longer required.

     If there is a substitution of Fund shares or change in operation of [TBD], we may issue an endorsement for the contract and take any other action as may be necessary and appropriate to make the substitution or change. The investment policy of any subaccount of [TBD] will not be changed without the approval of the New York Superintendent of Insurance and that approval will be on file with the state insurance regulator of the state where this contract was delivered. We will provide written notice to you of such change in investment policy.









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FORM NS-01-VL-07.1      NATIONAL SECURITY LIFE AND ANNUITY COMPANY        PAGE 9

     You can then choose to exchange this policy to fixed benefit coverage. The conversion will be on the same basis as that described in the EXCHANGE RIGHT provision. Your request to exchange this Policy must be made within 60 days of the later of: (a) the effective date of the investment policy change; or (b) the date you receive the notice of the change.


VOTING RIGHTS

     We will seek instructions for the voting of Fund shares held on account of the variable part of your contract. From time to time, we will send you reports on the Fund, proxy material and a form for instructing us how to vote Fund shares.


REPORTS

     We will send you at least once each year, free of charge, a report showing, as of the date of the report: (1) the accumulation value; (2) the cash surrender value; (3) the stated amount; (4) any policy loan; (5) any partial withdrawal made since the last report; (6) any interest charge and any premium paid since the last report; (7) charges made since the last report; and (8) investment experience since the last report.

     We will also make available a projection report. This report will be based on planned premiums, guaranteed cost of insurance and guaranteed interest, and it will show the projected accumulation value one year from the date of the report. It may also contain additional information based upon current interest rates and charges. We may charge a fee, not to exceed $100, if you ask for more than one annual projection or account report.

     You have the duty to review any confirmations or reports we send you and to report promptly any discrepancy. We will not be responsible for any losses or damages attributable to a discrepancy which is reflected on such confirmations or reports unless you report the discrepancy in writing to us within 30 days of the date of the confirmation or report.


NONPARTICIPATING

     This contract is nonparticipating. It will not share in our divisible surplus.


EXCHANGE RIGHT

     For 2 years after the issue date, or for 2 years after any increase in stated amount, you may exchange this contract to fixed benefit coverage. The accumulation value of the new policy will not vary with the investment results of [TBD]. We will do this by moving, without charge, the entire variable accumulation value to the general account. All future premium payments will be allocated only to the general account. The issue age, premium class and net amount at risk will be the same as those of the contract being exchanged.


                                    PREMIUMS

PAYMENT

     Your first premium is due on the contract date. One minimum premium must be paid to put this contract in effect. It may be paid to our agent or sent to our home office. After the first premium has been paid, subsequent premiums can be paid at any time. All later premiums must be sent to our home office.


NET PREMIUM

     Your premium payments less (a), (b) and (c) where: (a) is 5.9% of the premium payments; (b) is 1% of all premiums paid in the first 10 years following issue; and (c) is any state taxes that we determine to be allocable to the contract that are in excess of 2% of any premium paid.













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FORM NS-01-VL-07.1      NATIONAL SECURITY LIFE AND ANNUITY COMPANY       PAGE 10

ALLOCATION OF NET PREMIUMS

     All net premiums paid in the first contract month after the issue date will be allocated to the Money Market subaccount. On the first process day after the issue date all such net premiums held in the Money Market subaccount and each future net premium will be allocated to one or more subaccounts and/or the general account based on the allocation percentage specified in the application or as later changed by you. If a policy is backdated to save age or for any other reason, then all net premiums will be held in the Money Market subaccount until 30 days after the policy was mailed by us for delivery to you.

     Any change shall take effect with the first premium we receive after you ask for the change to take effect or, if later, as of the end of the valuation period during which we receive notice of a change at our home office.


PLANNED PREMIUM

     You may pay planned premiums each year, or every 6 months or 3 months. We will send you a notice of each planned premium. We may also allow other premium payment plans. You may change your planned premium amount, or how often it is to be paid, by sending us notice of the change. We may limit the amount of increase in your planned premium. Each planned premium must be at least $25. If you elect to pay premiums other than annually, we have the right to increase your total annual premiums by an amount we set to compensate us for the delay in paying those premiums and our extra handling and processing costs.


EXTRA PREMIUM

     You may pay extra premiums (more than planned) at any time prior to the maturity date. If you have a loan, extra premiums will first be applied to reduce or pay off the loan. We may limit the amount and number of extra premiums which may be paid.

     Premiums that can be paid under this contract, without an increase in death benefit, can be no more than allowed by the federal law that defines life insurance. If a premium payment would exceed this limit, you can increase your stated amount to allow that premium. To do this, you must apply in writing and send us proof you can be insured. If you do not increase your stated amount, we will refund premium in excess of the limit.


MINIMUM PREMIUM REQUIREMENT

     The minimum premium requirement is met if, on each process day (a) is equal to or greater than (b) where:

          (a) is the sum of all premiums paid less any partial surrenders and less any loan amount; and

          (b) is the sum of the minimum premium since the policy date, including the minimum premium for the current process day.

     Although we will determine each month whether or not you have met the minimum premium requirement, you do not have to pay premiums monthly.


POLICY CHANGES AFFECTING THE MINIMUM PREMIUM REQUIREMENT

     The minimum monthly premiums will be affected by any change in stated amount or change of proceeds plan. The minimum premium may also be changed when a rider is added to or removed from this contract. We will send you notice of the change in minimum premium.


DEATH BENEFIT GUARANTEE

     If you meet the minimum premium requirement, we guarantee that this contract will not lapse during the first 5 years of the contract even if the investment performance of [TBD] has caused the cash surrender value to fall below the amount needed to pay the monthly charges due.







--------------------------------------------------------------------------------
FORM NS-01-VL-07.1      NATIONAL SECURITY LIFE AND ANNUITY COMPANY       PAGE 11

     If the minimum premium requirement is not met on any process day, we will send you notice of the required payment. If we do not receive the required payment within 61 days of the date it is due, the death benefit guarantee is no longer in effect and the guarantee cannot be reinstated.


GRACE PERIOD

     A premium is due on any process day on which the cash surrender value, less loans in effect, is not enough to cover the charges then due. The required premium will equal the amount needed to allow the cash surrender value less loans in effect to cover 2 monthly charges. We will mail you, and any assignee of record, notice of the amount due. The contract will stay inforce for 61 days after the due date of the required premium, but not past the maturity date. If you do not pay the required premium by the end of this grace period, the contract will end with no value. We will send you a notice, at your last known address, 30 days before the contract ends. If death occurs during a grace period, any required premium then due will be subtracted from the death proceeds.

     If the insured dies during the grace period the death benefit will be reduced by any overdue monthly charges.


REINSTATEMENT

     If this policy has been terminated because the grace period expired, the policy is in default. The default date is the first day of the grace period. The policy may be reinstated within five years of the default date if:

          (1)  the policy has not been surrendered for cash;

          (2)  you are alive;

          (3)  evidence of insurability satisfactory to us is given;

          (4) premium sufficient to keep the policy in force for at least two months after the date of reinstatement is paid;

          (5) any policy indebtedness existing on the default date is paid or reinstated with interest at the policy loan rates compounded annually from the default date; and

          (6) the balance of the monthly deductions that were due during the grace period are paid.

     The effective date of reinstatement will be the date the application for reinstatement is approved. The accumulation value of the policy upon reinstatement will be the accumulation value as of the time the policy terminated because the grace period expired plus any additional accumulation value resulting from any premiums paid at the time of reinstatement adjusted for items (5) and (6) above. The Surrender Charges found in the Table of Surrender Charges will be applied as though the policy had not terminated.

     The application for reinstatement will attach to, and become part of, the policy.


                                    BENEFITS

DEATH PROCEEDS CHOICES

     PLAN A. If you choose Plan A, the death proceeds equal the larger of: (1) the stated amount on the date of your death; or (2) the accumulation value plus a percentage of the accumulation value which varies with your attained age according to the table below. Death proceeds will be reduced by any loans in effect.





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FORM NS-01-VL-07.1      NATIONAL SECURITY LIFE AND ANNUITY COMPANY       PAGE 12

     PLAN B. If you choose Plan B, the death proceeds equal the larger of: (1) the stated amount plus the accumulation value on the date of your death; or
     (2) the accumulation value plus a percentage of the accumulation value which varies with your attained age according to the table below. Death proceeds will be reduced by any loans in effect.

     The stated amount is shown on page 3.


                ATTAINED                          ATTAINED                         ATTAINED
                  AGE                 %              AGE               %              AGE              %
           -------------------     -------    -----------------    --------    -----------------    -------
                  0-40              150              54              57               68              17
                   41               143              55              50               69              16
                   42               136              56              46               70              15
                   43               129              57              42               71              13
                   44               122              58              38               72              11
                   45               115              59              34               73              9
                   46               109              60              30               74              7
                   47               103              61              28             75-90             5
                   48                97              62              26               91              4
                   49                91              63              24               92              3
                   50                85              64              22               93              2
                   51                78              65              20               94              1
                   52                71              66              19          95 and over          0
                   53                64              67              18

CHANGES IN COVERAGE

     At any time after the first contract year, you may request a change in the stated amount to increase or decrease your coverage. The change must be at least $5,000. If we approve the change, we will send you notice of the change. The change will take effect on the first day of the next contract month. We may limit you to 2 changes per contract year.

     INCREASE. To request an increase in the stated amount, you must apply in writing and send us proof you can be insured.

     Any premium paid contingent upon our approval of an increase in stated amount will be held by us in our general account, without interest, until the increase takes effect. Premium will be applied to the increase in proportion to the guideline premium for the increase to the guideline premium for the original stated amount plus the guideline premium for all increases in stated amount.

     You have a right to cancel any increase within 10 days after you receive notice of the increase and of your right to cancel this increase or, if later, you have the right to cancel the increase within 45 days after the date of your application for increase. You must give notice to us or to our agent within that time. We will refund the monthly charges and any other charges from that increase.

     DECREASE. To request a decrease in the stated amount, send us notice to do so. Any decrease will be applied against prior increases in the reverse order in which the increases were made. You may not decrease the stated amount in the first contract year. You may not decrease the stated amount to less than the minimum stated amount shown on page 3. The surrender charge will be taken for decreases.








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FORM NS-01-VL-07.1      NATIONAL SECURITY LIFE AND ANNUITY COMPANY      PAGE 13

CHANGE OF PROCEEDS PLANS

     At any time after the first 2 contract years, you may change from Plan B to Plan A by notice to us. The stated amount will then be increased by an amount equal to the accumulation value on the date of the change. At any time after the first 2 contract years, you may change from Plan A to Plan B by notice to us. The stated amount will then be decreased by an amount equal to the accumulation value on the date of change. When we change your proceeds plan, we will send you notice of the change. You may not make a change that will decrease the stated amount to less than the minimum stated amount shown on page 3.


EXTENDED ENDOWMENT

     You may choose to continue your contract after the maturity date. You must give notice to us before the maturity date. Your death proceeds after the maturity date will equal the accumulation value less any loans in effect on the date of death. No additional premiums are payable and none may be made after the maturity date. We will continue to credit interest on the accumulation value of the contract after the maturity date at a rate that we will then determine, but not less than 4.0% per year. No monthly deductions will be taken after the maturity date.


                                  NONFORFEITURE

ACCUMULATION VALUE

     The accumulation value is equal to the sum of: (1) the fixed accumulation value, plus (2) the variable accumulation value, plus (3) the loan collateral.


FIXED ACCUMULATION VALUE

     The fixed accumulation value is: (1) the fixed accumulation value as of the prior process day less the charges on that process day, plus interest from that process day; plus (2) net premiums credited to the general account since the prior process day, plus interest from the date premiums are credited; plus (3) transfers from [TBD] to the general account since the last process day, plus interest from the date of transfer; less (4) transfers to [TBD] from the general account since the prior process day, plus interest from the date of transfer; less (5) partial surrenders from the general account since the last process day, plus interest from the date of surrender; less (6) policy loans taken from the general account since the last process day, plus interest from the date taken.

     The fixed accumulation value excludes loan collateral held in the general account.


INTEREST FOR THE FIXED ACCUMULATION VALUE

     Each month, we will credit interest on the fixed accumulation value at an effective rate of at least 4% per year.


INTEREST ON LOAN COLLATERAL

     Each Month, we will credit interest on the loan collateral at an effective rate of at least 4.0%. The rate credited to the portion of the loan collateral which qualifies for preferred loans may be different from that applied to the remaining loan collateral.

DETERMINATION OF VALUES FOR THE GENERAL ACCOUNT

     Minimum cash surrender values are calculated using the 1980 Commissioners' Standard Ordinary mortality table, male or female, smoker or nonsmoker, age nearest birthday, with interest at the rate of 4%. A detailed statement of the way we compute cash surrender or loan values has been filed with the state insurance officials. All values comply with state law and are at least as great as the minimum required by law.




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FORM NS-01-VL-07.1      NATIONAL SECURITY LIFE AND ANNUITY COMPANY       PAGE 14

VARIABLE ACCUMULATION VALUE

     The variable accumulation value is the total of your values in each subaccount. Each subaccount is valued by multiplying the number of accumulation units by the current unit value.


VARIABLE ACCUMULATION UNITS

     We will credit this contract with variable accumulation units in relation to the amount of each net premium allocated to each subaccount. To find the number of variable accumulation units credited to each subaccount, divide the amount allocated to that subaccount by the variable accumulation unit value of that subaccount for the valuation period during which we receive the premium at our home office.

     The number of variable accumulation units for a subaccount will increase when: (1) net premiums are credited to that subaccount; (2) transfers from the general account or other subaccounts are credited to that subaccount; or (3) policy loans are repaid or interest is credited from amounts held as loan collateral in the general account. The number of variable accumulation units for a subaccount will decrease when: (1) a policy loan is taken from that subaccount; (2) partial surrender is taken from that subaccount; (3) a portion of the monthly charges is taken from that subaccount; or (4) transfers are made from that subaccount to the general account or other subaccounts.


UNIT VALUE

     The value of each variable accumulation unit was set at $10 when the first premium was allocated to each subaccount. The value of a variable accumulation unit for each subaccount varies for each later valuation period. This value is found by multiplying the value of a variable accumulation unit of that subaccount for the immediately preceding valuation period by the net investment factor for the subaccount for the valuation period for which the variable accumulation unit value is being determined. The value of a variable accumulation unit for any valuation period is determined as of the end of that valuation period.


NET INVESTMENT FACTOR

     The net investment factor for a subaccount is found by dividing (a) by (b), then subtracting (c) from the result, where (a) is: (1) the net asset value of a Fund share in that subaccount determined as of the end of a valuation period; plus (2) the per share amount of any dividends or other distribution declared by the Fund during the valuation period; adjusted by
     (3) a per share charge or credit with respect to any taxes paid or reserved for, which we determine to be attributable to the maintenance or operation of the subaccount; (b) is the net asset value of a Fund share in that subaccount, adjusted by a per share credit or charge for any taxes reserved for or paid, determined as of the end of the prior valuation period; and
     (c) is a charge not to exceed .0020471% for each day in the valuation period. This converts to 0.75% per year for mortality and expense risks.


INVESTMENT CREDIT

     For year 11 and later, we will credit back to the policy an amount equal to an annualized rate of 0.55% of the assets in your variable subaccounts, at the end of each contract month. We apply this credit in order to have the effect of reducing the mortality and expense charges against your variable subaccounts in years 11 and later to approximately 0.20%. This credit will be applied to each account based upon your investment instructions at the time of the credit, which could result in all or a portion of this credit being applied to the General Account. Because the charges are deducted at different times (monthly versus daily), the resulting net mortality and expense charges may vary slightly, but will be approximately 0.20%.









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FORM NS-01-VL-07.1      NATIONAL SECURITY LIFE AND ANNUITY COMPANY       PAGE 15

SPLITTING UNITS

     We reserve the right to split (or reverse split) the value of the accumulation units. In any such split of unit values, strict equity will be preserved. Such a split will have no material effect on the benefits or other terms of this contract. A split may either increase or decrease the number of units.


TRANSFERS AMONG SUBACCOUNTS AND GENERAL ACCOUNT

     By notice to us, you may transfer your accumulation value from one subaccount to another subaccount or to the general account at any time. The sum of transfers from the general account to one or more subaccounts is limited during any contract year. The limit is the greater of 25% of the general account portion of the accumulation value as of the end of the last prior contract year, or $1,000. The dollar amount of a transfer must be at least $300, but the entire accumulation value of a subaccount or the general account may be transferred if less than $300. No transfer of accumulation value may be made after your death. Transfers shall be made as of the end of the valuation period during which we receive the request at our home office or at the end of any later valuation period as you may request. We may charge a fee, of not more than $15, for each transfer.


TAXES

     Any taxes for which we have not previously charged that pertain to this contract or [TBD] will be charged against the accumulation value when incurred or reserved for by us.


MONTHLY CHARGES

     The charges for a contract month are: (1) the cost of insurance for the month (which includes the charges for any riders); plus (2) a contract maintenance charge of $7.


COST OF INSURANCE

     We calculate the cost of insurance for each month as of each process day. The cost of insurance for the initial stated amount is determined separately from the cost for each increase in stated amount.

     The cost of insurance equals: (1) the cost of insurance rate; times (2) the net amount at risk.


COST OF INSURANCE RATE

     The cost of insurance rate (or any change in that rate) for each stated amount is based on: (1) your sex; (2) your attained age on the contract date and on the effective date of each increase in stated amount; (3) the time elapsed since the contract date and since each increase in stated amount; and (4) your rate class.

     We may change the cost of insurance rate. Any change in the cost of insurance rates will be uniformly applied to all contracts of this class and will be based upon changes in future expectations for mortality interest, expense, persistency and taxes. Any changes in policy costs, formulas or pricing assumptions for new and inforce policies are approved or are in accordance with criteria approved by the company's Board of Directors. We will notify you prior to any change. We may not increase the rates to more than those shown in the table of monthly guaranteed cost of insurance rates on page 6. The guaranteed rates are based on the 1980 Commissioner Standard Ordinary, Male or Female, Smoker or Nonsmoker mortality table, age nearest birthday. We may change the rates no more often than once each policy year. Where required or requested, the procedures and standards for making any change have been filed with the Superintendent of Insurance of New York.








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FORM NS-01-VL-07.1      NATIONAL SECURITY LIFE AND ANNUITY COMPANY       PAGE 16

NET AMOUNT AT RISK

     The net amount at risk on any process day equals the death proceeds divided by 1.0032737, less the accumulation value on the process day but prior to deducting the monthly charge.

     If you have Plan A and the stated amount has been increased, the accumulation value will first be subtracted from the initial stated amount to determine the net amount at risk. If the accumulation value is more than the initial stated amount, the excess will be subtracted from each increase in the stated amount in the order made.


SURRENDER AND CASH SURRENDER VALUE

     While you are living and before the maturity date, you may request the surrender of this contract by notice to us. We will then pay you the cash surrender value, less any loans in effect. The contract will then end. The cash surrender value is the accumulation value less our surrender charge. If the surrender charge is greater than the accumulation value, the cash surrender value is zero.

     A detailed statement of the method of computation of cash surrender values and other nonforfeiture benefits is on file with the Superintendent of Insurance


SURRENDER CHARGE

     We will take a surrender charge on complete surrender, lapse, decrease in stated amount and certain partial surrenders. During the first 15 contract years and for 15 years after you increase your stated amount, this charge will apply. The charge is shown on page 6A.


SURRENDER CHARGE ON DECREASES

     If you decrease your stated amount, a portion of the surrender charge will be deducted from your accumulation value. This deduction is equal to the surrender charge attributable to the portion of stated amount being decreased. The surrender charge that remains will be the surrender charge that applies to the remaining stated amount.


PARTIAL SURRENDER

     After 1 year from the issue date, you may surrender part of your contract for cash while you are living and before the maturity date. You may not do this more than twice in any contract year. The amount of a partial surrender may not exceed: (1) the cash surrender value; less (2) loans in effect; less (3) enough to cover the next 2 monthly charges; and less (4) the partial surrender service fee which is the lesser of $25 or 2% of the amount surrendered. We will subtract the accumulation value taken by a partial surrender from each increase in the stated amount in the proportion of that increase to the total stated amount. The accumulation value is reduced by the amount of partial surrender. If you have Plan A, the stated amount is also reduced by the amount of partial surrender.

     No partial surrender will be made if it would reduce the stated amount to less than the minimum stated amount shown on page 3. We will charge a service fee of the lesser of $25 or 2% of the amount surrendered for each partial surrender. For the first 15 contract years and for 15 years after an increase takes effect, a partial surrender charge will also be made on the amount of partial surrenders in a contract year that is more than 10% of the cash surrender value as of the end of the last prior contract year. This partial surrender charge will equal a partial surrender ratio multiplied by the surrender charge. The partial surrender ratio equals: (1) the amount of partial surrender in excess of 10% of the cash surrender value as of the end of the last prior contract year; divided by (2) the cash surrender value prior to the partial surrender. The surrender charges will be reduced by the amount of any partial surrender charges, which we have previously assessed.






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FORM NS-01-VL-07.1      NATIONAL SECURITY LIFE AND ANNUITY COMPANY       PAGE 17

     If a partial surrender has previously been taken in the contract year, then the partial surrender ratio equals: (1) the amount of this partial surrender less (2) the difference between 10% of the cash surrender value as of the end of the last prior contract year and the amount of any prior partial surrender(s) taken during the contract year (this factor cannot be less than zero), divided by (3) the cash surrender value prior to the partial surrender.


DEFERRAL OF PAYMENT ON SURRENDER, PARTIAL SURRENDERS AND LOANS

     We may defer the calculation and payment of accumulation values or benefits if: (1) the New York Stock Exchange is closed or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; (2) the Commission by order permits postponement for the protection of contract owners; or (3) an emergency exists, as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of [TBD]'s net assets.

     We can defer making a surrender, partial surrender, or loan from the general account for up to 10 days after we get your notice. If we defer for more than 10 days, the cash surrender value will bear interest at the current interest rate payable on the interest only settlement option. We cannot defer a loan to pay premiums on any contract issued by us.


PAID-UP TERM INSURANCE

     If you stop paying premiums, the contract can continue and operate as paid-up term insurance. The monthly charges for calculating the cost of paid-up term insurance will be the same as when premiums were being paid. The paid-up term period will run (a) for as long as the cash surrender value less loans will purchase term insurance protection or (b) until the maturity date, whichever is earlier. If the death benefit guarantee is in effect, the insurance will continue as long as this guarantee applies.


PAID-UP LIFE INSURANCE

     On any process day, you may use the cash surrender value less any loans in effect as a net single premium to purchase a paid-up endowment at age 100. The insurance will begin on that process day. The amount of insurance will be that which the cash surrender value less any loans in effect will buy as a net single premium at the insured's then attained age. This option may not be elected if the amount of paid-up insurance purchased would be less than $1,000. At any time after this option is elected, the cash surrender value will be the amount of paid-up life insurance times the net single premium per dollar of paid-up life insurance at the then attained age of the insured. The net single premiums are based on the 1980 Commissioners' Standard Ordinary, Male or Female, Smoker or Nonsmoker mortality table age nearest birthday and 4% interest.


                                      LOANS
AVAILABILITY

     At any time after the first contract year, you may borrow up to the loan value of this contract by notice to us. Loans are made on the security of this contract assigned to us. We reserve the right to defer payment of loan value for 6 months, except to pay premiums.


LOAN VALUE

     The loan value is the cash surrender value less the cost of insurance charges for your contract from the current date to the next policy anniversary. In no case will the loan value be less than 90% of the cash surrender value.


GROSS LOAN VALUE

     The gross loan value is the cash surrender value less enough to cover the monthly charges to the next policy anniversary. The gross loan value is not reduced by any existing loans.








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FORM NS-01-VL-07.1      NATIONAL SECURITY LIFE AND ANNUITY COMPANY       PAGE 18

PREFERRED LOANS

     A preferred loan is available at any time on or after the 10th contract anniversary. In the first contract year in which you take a preferred loan, the maximum preferred loan available is 10% of the gross loan value. In later contract years, you may increase your preferred loan by an amount not greater than 10% of the gross loan value. The total amount of the preferred loan amount may never exceed the gross loan value. The interest rate credited to the accumulation value equal to the loaned amount under this preferred loan provision is described in the INTEREST ON LOAN COLLATERAL section of the NONFORFEITURE provision.


LOAN COLLATERAL

     Accumulation value equal to the amount of the policy loan will be taken from the general account and each subaccount. The allocation will be in proportion to the accumulation value in each subaccount and the general account. This value will be held in the general account as loan collateral and will earn interest at an effective rate not less than 4% per year. We may credit a higher rate.


INTEREST

     Interest is charged on loans at 5.0% per year in advance, except for Preferred Loans. Interest is charged on Preferred Loans at 3.846% per year in advance. When a loan is made, we will include the interest then due in the amount of the loan. If you do not pay the interest in cash, we will transfer enough value from the general account and each subaccount to cover the interest due. The allocation of the transfer will be in proportion to the accumulation value in each subaccount and the general account.


REPAYMENT

     You may pay back a loan at any time before we pay the contract proceeds. When a loan repayment is made, the loan collateral in the general account will be reduced by the amount of the repayment. The value of the repayment will be allocated first to the general account. After the general account is returned to its original balance as of the date of the loan, any additional repayment will be allocated to the general account and each subaccount using the same percentages used to allocate net premiums unless you give notice otherwise.

     Loans which have not yet been paid back will be repaid from death or maturity proceeds.


                                     CLAIMS

PAYMENT OF PROCEEDS

     Death proceeds will be paid within 30 days after we receive due proof of death of the insured. Proceeds are paid at our home office. Payment will be made in one sum unless an option is chosen. We may require that the contract be sent to us before proceeds are paid.

     Death proceeds include interest at the rate of at least 3.0% per year, but not less than that required by law, from the date of death to the date proceeds are paid or applied under an option.


MISSTATEMENT OF AGE OR SEX

     If your age or sex was misstated, the death proceeds will be 1.0032737 times the sum of:

          (1)  the accumulation value; and

          (2) the net amount at risk on the date of death multiplied by an age adjustment ratio.






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FORM NS-01-VL-07.1      NATIONAL SECURITY LIFE AND ANNUITY COMPANY       PAGE 19

     The age adjustment ratio is: (a) the cost of insurance charged on the process day nearest the date of death, divided by (b) the cost of insurance that should have been charged at your true age or sex. In no case will the adjusted proceeds be less than the accumulation value plus a percentage of the accumulation value which varies with your true attained age according to the table on page 12.

     If the misstatement is found before your death, we will adjust the cost of insurance charges for your true age and sex.


PROCEEDS PROTECTION

     No one may commute, assign or encumber the proceeds or cash surrender value unless this contract so provides. As far as allowed by law, no creditor may claim the proceeds.


INCONTESTABILITY

     We will not contest this policy after it has been in force, during your lifetime, for two years from its Issue Date, except for:

          (1)  failure to pay sufficient premium during the grace period, or

          (2)  any Rider providing disability or accidental death benefits, or

          (3)  increases in the stated amount

     Further we will not contest any reinstatement of this policy for any material misstatement made in the application for reinstatement, after the policy has been in force, during your lifetime, for two (2) years from the date of such reinstatement.

     We will not contest any increase in the stated amount after such increase has been in force during your lifetime for two years from its effective date. An increase in the stated amount due solely to a change in Death Benefit Options will not be contested.


SUICIDE

     If you die by suicide we will not pay any stated amount or increase in stated amount which has been in effect for less than 2 years. If the suicide is within the first 2 contract years, we will pay as death proceeds the cash surrender value or, if greater, the premiums you paid. After that, we will pay the death proceeds of any coverage which has been in effect for more than 2 years plus any premium applied to an increase which has been in effect for less than 2 years before the suicide.

     If this policy is issued as a conversion policy, we will use the original policy's Issue Date to measure the 2-year period.


                            PROCEEDS PAYMENT OPTIONS

CHOICE OF OPTIONS

     BY OWNER. The choice or change of an option requires notice to us. The owner may choose or change an option while the insured is living or, where the owner is not the insured, up to 60 days after the insured's death. If an option is chosen for death proceeds, the payee, or one of the payees, must be the beneficiary. A beneficiary change revokes any option chosen for the beneficiary.

     BY OTHERS. If you did not choose an option, the beneficiary may do so. An assignee may not choose or change an option. Proceeds to an assignee will be paid in one sum.








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FORM NS-01-VL-07.1      NATIONAL SECURITY LIFE AND ANNUITY COMPANY       PAGE 20

     Proceeds to be paid to a corporation may be applied under option 2 or 4 with the corporation, the insured or the insured's spouse or child as payee. If we agree:

          (1) anyone else related to the insured by blood or marriage may be the payee; or

          (2) the corporation may also choose option 3 or 5 with any of these related persons as payee and with payments made to the corporation or to the payee.

     Proceeds to be paid to a partnership, association, trustee or estate may be paid under an option on the same basis as for a corporation.


MINIMUM AMOUNTS

     An option may not be used if proceeds are less than $5,000. Payment will then be made in one sum.

     If payments to a payee would be less than $25, we may pay less often so that each payment will be at least $25.


DESCRIPTION OF OPTIONS

     We will endorse this contract or issue a new contract or certificate to show the terms of any option. The option date is the date proceeds come due or a later date which you request and we approve. The life income options are based on the payee's sex and age. We may require proof of a payee's age and survival.


PROCEEDS AT INTEREST

     OPTION 1

     We will hold the proceeds at interest at the rate of at least 3.0% per year. You may choose to receive interest each year, or every 6 months, 3 months or 1 month from the option date. Under the terms of this option, we may limit:

          (1)  the payee's right to withdraw the proceeds; and

          (2)  the length of time proceeds are to be held.

     Interest to be paid on each $1,000 held by us will be:


                    ANNUAL               SEMIANNUAL              QUARTERLY              MONTHLY
                 -------------         ----------------         -------------          -----------
                    $30.00                 $15.00                  $7.50                 $2.50


PAYMENTS FOR A CERTAIN PERIOD

     OPTION 2

     We will make equal payments for a stated number of years. Payments will be made, as you choose, each year, or every 6 months, 3 months or 1 month. Payment amounts are based on the option 2 table on page 5, and are based on a 3.0% interest rate. The first payment is due on the option date. Under the terms of the option, we may limit the payee's right to withdraw the proceeds.









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FORM NS-01-VL-07.1      NATIONAL SECURITY LIFE AND ANNUITY COMPANY       PAGE 21

LIFE INCOME

     OPTION 3

     The first payment is due on the option date. Payment amounts are based on the option 3 table on page 5, and are based on a 3.5% interest rate and the a-1949 Progressive Annuity Table, projected to 1960.

         NONREFUND. We will make payments in the same amount each month while the payee is living. No more payments are due after the payee's death.

         GUARANTEED PERIOD. We will make payments in the same amount each month for 5, 10 or 20 years, as you choose. In the event that payments under the settlement options are the same for different periods certain then the longest period certain with the payment amount will be deemed to have been chosen. After that, we will still make payments in the same amount each month for as long as the payee is living.

         INSTALLMENT REFUND. We will make payments in the same amount each month until the sum of all payments equals the proceeds applied under this option. After that, we will still pay each month for as long as the payee is living.


PAYMENTS OF A CERTAIN AMOUNT

     OPTION 4

     We will make payments in the same amount, as you choose, each year, or every 6 months, 3 months or 1 month until all the proceeds are paid. The amount of each payment will be as you have chosen and we have approved. Interest will be added to the proceeds at the rate of 3.0% per year on the unpaid balance. We may determine and announce a higher rate from time to time. The first payment is due on the option date. The last payment will equal the unpaid balance of proceeds. Under the terms of this option, we may limit the payee's right to withdraw the proceeds.


JOINT AND SURVIVOR LIFE INCOME

     OPTION 5

     These options are for 2 payees. The first payment is due on the option date. Payment amounts are based on the option 5 table on page 5, and are based on a 3.0% interest rate and the a-1949 Progressive Annuity Table, projected to 1960.

         JOINT GUARANTEED PERIOD 10 YEARS. We will make payments in the same amount each month for 10 years. After that, we will still make payments in the same amount each month for as long as one of the payees is living.

         JOINT AND FULL. We will make payments in the same amount each month as long as one of the payees is living.

         JOINT AND 2/3. We will make full payments in the same amount each month for as long as both of the payees are living. After one payee's death, 2/3 of that amount will still be paid each month for as long as the other payee is living.


ALTERNATE LIFE INCOME

     You may choose other income amounts for options 3 and 5 in place of those shown on page 5. Such amounts will be based on rates at least as liberal as the rates we charge as of the option date for a single premium immediate annuity of the same kind.







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FORM NS-01-VL-07.1      NATIONAL SECURITY LIFE AND ANNUITY COMPANY       PAGE 22

DEATH OF PAYEE

     If all payees have died, we will make one final payment to the estate of the last surviving payee for any amount then due.

     For option 1 or 4, the amount then due will be any balance held by us. For option 2, 3 or 5, the amount then due will be the present value of unpaid guaranteed payments commuted at the rate of 4.5% per year, provided, however, that we may specify a different commutation rate when you choose the alternate life income for option 3 or 5.




















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FORM NS-01-VL-07.1      NATIONAL SECURITY LIFE AND ANNUITY COMPANY       PAGE 23

                [National Security Life and Annuity Company Logo]


         Our home office is at 100 Court Street, Binghamton, New York, 13902.

         Our administrative office is at One Financial Way, Cincinnati, Ohio, 45242.


                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                                Nonparticipating
              Adjustable Death Benefit payable Before Maturity Date
      Accumulation Value Payable on Maturity Date if Insured is Then Living
           Flexible Premiums Until Maturity Date or Until Prior Death
                              Stated Amount: Page 3
                              Maturity Date: Page 3















FORM NS-01-VL-07.1                                                       PAGE 26